Exhibit 4.1
THE OFFER AND SALE OF THIS WARRANT AND THE SHARES OF CLASS B COMMON STOCK ISSUABLE UPON EXERCISE HEREOF HAVE NOT BEEN REGISTERED UNDER THE ACT, OR THE SECURITIES LAWS OF ANY STATE AND, EXCEPT AND PURSUANT TO THE PROVISIONS OF SECTION 6 BELOW, MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER SAID ACT AND APPLICABLE STATE SECURITIES LAW OR, IN THE OPINION OF LEGAL COUNSEL IN FORM AND SUBSTANCE REASONABLY SATISFACTORY TO THE ISSUER OF THIS WARRANT, SUCH OFFER, SALE OR TRANSFER, PLEDGE OR HYPOTHECATION IS EXEMPT FROM REGISTRATION.

FORM OF WARRANT TO PURCHASE STOCK
This Warrant to Purchase Stock (“Warrant”) is issued by Domo, Inc., a Delaware corporation (the “Company”) as of August 19, 2024 (the “Issuance Date”) and certifies that, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, ______________ (“Holder”) is entitled to purchase that number of fully paid and non-assessable shares of Stock equal to the Warrant Number at a purchase price per share equal to the Exercise Price, subject to the provisions and upon the terms and conditions set forth in this Warrant. Capitalized terms used but not defined herein shall have the meaning provided in the Credit Agreement.
SECTION 1.Exercise.
1.1.Method of Exercise. Holder may exercise this Warrant at any time by delivering, in accordance with Section 7.14, a duly executed Notice of Exercise in substantially the form attached as Appendix 1 to the principal office of the Company. Unless Holder is exercising the conversion right set forth in Section 1.2, Holder shall also deliver to the Company a check or wire transfer (to an account designated by the Company) for the aggregate Exercise Price for the Stock being purchased.
1.2.Net Issuance Right. In lieu of exercising this Warrant by check or wire transfer as specified in Section 1.1, Holder may from time to time convert this Warrant, in whole or in part, into a number of shares of Stock as is computed using the following formula:
     X= Y*(A-B)
         A
where:

X =	the number of shares of Stock to be issued to Holder pursuant to this Section 1.2.
Y =	the number of shares of Stock covered by this Warrant in respect of which the net issue election is made pursuant to this Section 1.2.

A =	the Fair Market Value (as determined pursuant to Section 1.3) of one share of Stock, as determined at the time the net issue election is made pursuant to this Section 1.2.
B =	the Exercise Price in effect under this Warrant at the time the net issue election is made pursuant to this Section 1.2.
1.3.Fair Market Value. If, at the time of any exercise or conversion of this Warrant or at any other applicable time of determination, (a) the Stock is traded in a Trading Market, then the Fair Market Value of a share of Stock shall be the (i) the Trading Price of the Stock on the Trading Day immediately preceding the date of the applicable Notice of Exercise if such Notice of Exercise is (1) both executed and delivered pursuant to Section 1.2 hereof on a day that is not a Trading Day or (2) both executed and delivered on a Trading Day prior to the closing of “regular trading hours” (as defined in Rule 600(b)(64) of Regulation NMS promulgated under the federal securities laws) on such Trading Day, or (ii) the Trading Price of the Stock on the date of the applicable Notice of Exercise if the date of such Exercise Notice is a Trading Day and such Notice of Exercise is both executed and delivered after the close of “regular trading hours” on such Trading Day, and (b) the Stock is not traded in a Trading Market (including in the event of any determination in connection with an Acquisition), then the Board of Directors of the Company shall determine the Fair Market Value of each share of Stock in its reasonable good faith judgment, based on relevant facts and circumstances at the time of such determination (provided however, that if the value of a share of Stock is to be determined in connection with an Acquisition, the fair market value shall be deemed to be the value of the total consideration per share of Stock to be received by the holders thereof at the closing of the Acquisition, as determined in accordance with this Section 1.3), which Fair Market Value determination (unless made in connection with an Acquisition) shall be subject to approval by Holder; provided that, if the Company’s Board of Directors and Holder are unable to agree on the Fair Market Value of one share of Stock within a reasonable period of time (not to exceed 30 days), such Fair Market Value shall be determined by a nationally recognized investment bank, accounting or valuation firm engaged by the Company and approved by Holder. The determination of such firm shall be final and conclusive, and the fees and expenses of such valuation firm shall be borne fifty percent by Holder and fifty percent by the Company.
1.4.Delivery of Certificate. The rights under this Warrant shall be deemed to have been exercised and the shares of Stock issuable upon such exercise shall be deemed to have been issued immediately prior to the close of business on the date this Warrant is exercised in accordance with its terms, and the Person entitled to receive the shares of Stock issuable upon such exercise shall be treated for all purposes as the holder of record of such shares of Stock as of the close of business on such date. Promptly, but in no event later than the earlier of (i) two (2) Business Days and (ii) the Standard Settlement Period after Holder exercises or converts this Warrant and, if applicable, the Company receives payment of the aggregate Exercise Price with respect of the portion of the Stock underlying this Warrant that is being exercised, the Company
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shall deliver to Holder certificates or make appropriate book entries for the Stock acquired and/or other property to be delivered in connection with such exercise or conversion; provided, however, if the Stock is then traded in a public market, the Company may provide electronic evidence from its transfer agent of such issuance in book entry. If this Warrant has not been fully exercised or converted and has not expired, the Company shall also deliver a statement setting forth the number of shares of Stock that remain available for exercise under the Warrant.
1.5.Replacement of Warrants. On receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant and, in the case of loss, theft or destruction, on delivery of an indemnity agreement reasonably satisfactory in form and amount to the Company or, in the case of mutilation, on surrender and cancellation of this Warrant, the Company shall execute and deliver, in lieu of this Warrant, a new warrant of like tenor.
1.6.Beneficial Ownership Limitations. The Company shall not effect any exercise of this Warrant, and a Holder shall not have the right to exercise any portion of this Warrant, pursuant to Section 1 or otherwise, to the extent that after giving effect to such issuance after exercise as set forth on the applicable Notice of Exercise, the Holder (together with the Holder’s Affiliates, and any other Persons acting as a group together with the Holder or any of the Holder’s Affiliates (such Persons, “Attribution Parties”)), would beneficially own in excess of the Beneficial Ownership Limitation (as defined below). For purposes of the foregoing sentence, the number of shares of Stock beneficially owned by the Holder and its Affiliates and Attribution Parties shall include the number of shares of Stock issuable upon exercise of this Warrant with respect to which such determination is being made, but shall exclude the number of shares of Stock which would be issuable upon (i) exercise of the remaining, nonexercised portion of this Warrant beneficially owned by the Holder or any of its Affiliates or Attribution Parties and (ii) exercise or conversion of the unexercised or nonconverted portion of any other securities of the Company (including, without limitation, any other Stock Equivalents) subject to a limitation on conversion or exercise analogous to the limitation contained herein beneficially owned by the Holder or any of its Affiliates or Attribution Parties. Except as set forth in the preceding sentence, for purposes of this Section 1.6, beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder, it being acknowledged by the Holder that the Company is not representing to the Holder that such calculation is in compliance with Section 13(d) of the Exchange Act and the Holder is solely responsible for any schedules required to be filed in accordance therewith and the calculations required under this Section 1.6. To the extent that the limitation contained in this Section 1.6 applies, the determination of whether this Warrant is exercisable (in relation to other securities owned by the Holder together with any Affiliates and Attribution Parties) and of which portion of this Warrant is exercisable shall be in the sole discretion of the Holder, and the submission of a Notice of Exercise shall be deemed to be the Holder’s determination of whether this Warrant is exercisable (in relation to other securities owned by the Holder together with any Affiliates and Attribution Parties) and of which portion of this Warrant is exercisable, in each case subject to the Beneficial Ownership Limitation, and the Company shall have no obligation to verify or confirm the accuracy of such determination. In addition, a determination as to any group status as contemplated above shall be determined in accordance with Section 13(d) of the Exchange Act
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and the rules and regulations promulgated thereunder. For purposes of this Section 1.6, in determining the number of outstanding shares of Stock, a Holder may rely on the number of outstanding shares of Stock as reflected in (A) the Company’s most recent periodic or annual report filed with the U.S. Securities and Exchange Commission (the “Commission”), as the case may be, (B) a more recent public announcement by the Company or (C) a more recent written notice by the Company or the transfer agent of the Company setting forth the number of shares of Stock outstanding. Upon the written or oral request of a Holder, the Company shall within one Trading Day confirm orally and in writing to the Holder the number of shares of Stock then outstanding. In any case, the number of outstanding shares of Stock shall be determined after giving effect to the conversion or exercise of securities of the Company, including this Warrant, by the Holder or its Affiliates or Attribution Parties since the date as of which such number of outstanding shares of Stock was reported. The “Beneficial Ownership Limitation” shall be 19.99% of the number of shares of Stock outstanding immediately after giving effect to the issuance of the Stock issuable upon exercise of this Warrant. The Holder, upon notice to the Company, which notice, at the option of the Holder, may be irrevocable (an “Irrevocable BOL Notice”), may (a) decrease the Beneficial Ownership Limitation provisions of this Section 1.6 to reflect a Beneficial Ownership Limitation of 4.99% or 9.99%, at the Holder’s election, or (b) following any decrease of the Beneficial Ownership Limitation that is not made pursuant to an Irrevocable BOL Notice, may increase the Beneficial Ownership Limitation provisions of this Section 1.6, provided that the Beneficial Ownership Limitation in no event exceeds 19.99% of the number of shares of Stock outstanding immediately after giving effect to the issuance of shares of Stock upon exercise of this Warrant held by the Holder and the provisions of this Section 1.6 shall continue to apply. Any increase in the Beneficial Ownership Limitation in accordance with the foregoing clause (b) will not be effective until the 61st day after such notice is delivered to the Company. The provisions of this Section 1.6 shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 1.6 to correct this Section 1.6 (or any portion hereof) which may be defective or inconsistent with the intended Beneficial Ownership Limitation herein contained or to make changes or supplements necessary or desirable to properly give effect to such limitation. The limitations contained in this Section 1.6 shall apply to a successor holder of this Warrant. This provision shall not restrict the number of shares of Stock which the holder of this Warrant may receive or beneficially own in order to determine the amount of securities or other consideration that such Holder may receive in the event of a Fundamental Transaction.
SECTION 2.Adjustments To The Stock and Exercise Price.
2.1.Stock Dividends, Splits, Etc. If the Company declares or pays a dividend on the outstanding shares of Stock payable in Class B Common Stock, other securities or other property, then upon exercise of this Warrant, for each share of Stock acquired, Holder shall receive, without cost to Holder, the total number and kind of securities or property to which Holder would have been entitled had Holder owned the Stock of record as of the date the dividend occurred. If the Company subdivides the outstanding shares of Stock by reclassification, split-up or otherwise into a greater number of shares, then the number of shares of Stock issuable on exercise of this Warrant shall be increased in proportion to such increase in the outstanding shares of Stock. If the outstanding shares of Stock are combined or consolidated,
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by reclassification, reverse stock split or otherwise, into a lesser number of shares, then the number of shares of Stock issuable on exercise of this Warrant shall be decreased in proportion to such decrease in outstanding shares of Stock. Whenever the number of shares of Stock purchasable upon the exercise of this Warrant is adjusted as provided in this Section 2.1, each of the Exercise Price and the Initial Fair Market Value shall be adjusted (to the nearest cent) by multiplying the Exercise Price and Initial Fair Market Value, respectively, immediately prior to such adjustment by a fraction (a) the numerator of which shall be the number of shares of Stock purchasable upon the exercise of this Warrant immediately prior to such adjustment, and (b) the denominator of which shall be the number of shares of Stock so purchasable immediately thereafter. The provisions of this Section 2.1 shall similarly apply to successive subdivisions, combinations, consolidations or other applicable events.
2.2.Reclassification, Exchange, Combinations or Substitution. Subject to Section 2.3, on any reclassification, exchange, substitution, or other event or transaction that results in a change to the Stock, including any merger or consolidation of the Company with or into another entity, any compulsory share exchange affecting the Stock or conversion of the Company as another entity or other exchange of all of the outstanding shares of the Stock for other securities or property, or in the case of any sale or conveyance of the assets or other property of the Company as an entirety or substantially as an entirety, Holder shall be entitled to receive, upon exercise or conversion of this Warrant, the number and kind of securities and property that Holder would have received for Stock if this Warrant had been exercised immediately before such reclassification, exchange, substitution, or other event or transaction (the “Alternate Consideration”); provided that, if holders of Stock are given any choice as to the securities, cash or property to be received in such reclassification, exchange, substitution or other event or transaction, then Holder shall be given the same choice as to the Alternate Consideration it receives upon any exercise of this Warrant following such reclassification, exchange, substitution or other event or transaction. The Company or the Successor Entity (as defined below) shall promptly issue to Holder a certificate pursuant to Section 2.6 hereof setting forth the number, class and series or other designation of such new securities or other property issuable upon exercise or conversion of this Warrant as a result of such reclassification, exchange, substitution or other event or transaction that results in a change of the number and/or class of securities issuable upon the exercise or conversion of this Warrant. The provisions of this Section 2.2 shall similarly apply to successive reclassifications, exchanges, substitutions, or other events or transactions.
2.3.Certain Acquisitions. Notwithstanding anything in Section 2.2 or otherwise in this Warrant to the contrary, in the event of any Acquisition in which (a) the Fair Market Value of one share of Stock as determined in accordance with Section 1.3 above would be less than the Initial Fair Market Value or (b) the consideration per share of Stock payable in such Acquisition does not consist solely of cash, solely of Marketable Securities or of a combination of cash and Marketable Securities, the Company or the Successor Entity shall, at Holder’s option, exercisable at any time concurrently with, or within 30 days after, the consummation of the Acquisition (or, if later, the date of the public announcement of the Acquisition), purchase this Warrant from Holder by paying to Holder an amount in cash equal to the product of (i) the number of shares of Stock that remain available for exercise under this Warrant at such time (prior to giving effect to
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such Acquisition), multiplied by (ii) the greater of (A) the Initial Fair Market Value and (B) the Fair Market Value of the total consideration per share of Stock to be received by the holders thereof at the closing of such Acquisition, as determined in accordance with Section 1.3 (the “Cash Purchase Amount”). The payment of the Cash Purchase Amount will be made by wire transfer of immediately available funds within five Trading Days of Holder’s election (or, if later, on the date of consummation of the Acquisition). The provisions of this Section 2.3 shall similarly apply to successive Acquisitions.
2.4. No Impairment; Successor Entity. The Company shall not, by amendment of the Charter or through a reorganization, transfer of assets, consolidation, merger, dissolution, issue, or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed under this Warrant by the Company, but shall at all times in good faith assist in carrying out of all the provisions of this Section 2 and in taking all such action as may be necessary or appropriate to protect Holder’s rights under this Section against impairment. The Company shall use commercially reasonable efforts to cause any successor or acquiring entity (the “Successor Entity”) in any reclassification, exchange, substitution, or other event or transaction, including any Acquisition, in which the Company is not the survivor (a “Fundamental Transaction”) to assume in writing all of the obligations of the Company under this Warrant in accordance with the provisions of this Section 2 pursuant to written agreements in form and substance reasonably satisfactory to Holder and shall, at the option of Holder, deliver to Holder in exchange for this Warrant a security of the Successor Entity evidenced by a written instrument substantially similar in form and substance to this Warrant which is exercisable for a corresponding number of shares of the new securities or other property of such Successor Entity (or its parent entity) for which this Warrant shall have become exercisable in accordance with this Section 2 and otherwise in accordance with the terms hereof. Upon the occurrence of any such Fundamental Transaction, the Successor Entity shall succeed to, and be substituted for (so that from and after the date of such Fundamental Transaction, the provisions of this Warrant referring to the “Company” shall refer instead to the Successor Entity), and may exercise every right and power of the Company and shall assume all of the obligations of the Company under this Warrant with the same effect as if such Successor Entity had been named as the Company herein.
2.5.Fractional Shares. No fractional shares of Stock shall be issuable upon exercise or conversion of the Warrant and the number of shares of Stock to be issued shall be rounded down to the nearest whole share. If a fractional share interest arises upon any exercise or conversion of the Warrant, the Company shall eliminate such fractional share interest by paying Holder in cash the amount computed by multiplying the fractional interest by the Fair Market Value of a full share of Stock as determined in accordance with Section 1.3.
2.6.Certificate as to Adjustments. Upon each adjustment of the Exercise Price, Stock and/or number of shares of Stock subject to this Warrant, the Company shall promptly notify Holder in writing, and, at the Company’s expense, promptly compute such adjustment, and furnish Holder with a certificate of a duly authorized officer setting forth such adjustment and the facts upon which such adjustment is based. The Company shall, upon written request, furnish Holder a certificate setting forth the Exercise Price, Stock and number of shares of Stock subject
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to this Warrant in effect upon the date thereof and the series of adjustments leading to such Exercise Price, Stock and number of shares of Stock.
SECTION 3.REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE COMPANY.
3.1.Representations and Warranties. The Company represents, warrants and covenants to the Holder as follows:
(a)The Company is duly authorized to issue this Warrant and has obtained all necessary board and stockholder consents necessary in order for the proper issuance of this Warrant.
(b)The issuance of this Warrant and the rights granted hereunder do not (i) conflict with or give rise to a breach of the Company’s Charter or any other agreement, judgment or other obligations binding on the Company, or (ii) violate any applicable laws, including without limitation, laws relating to the offer and sale of securities.
(c)This Warrant has been duly executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.
(d)All shares of Stock which may be issued upon the exercise of the purchase right represented by this Warrant, and all securities, if any, issuable upon conversion of Stock, shall, when issued, sold and delivered in accordance with the terms and for the consideration set forth in this Warrant, be duly authorized, validly issued, fully paid and non-assessable, and free of any liens and encumbrances except for restrictions on transfer provided for herein or under applicable securities laws.
(e)The Company has reserved and will keep available for issuance upon exercise of the Warrant the maximum number of shares of Stock that could possibly be issued on exercise of the Warrant from time to time outstanding, and any securities, if any, into which such shares are convertible.
3.2.Notice of Certain Events. If the Company proposes at any time (a) to declare any dividend or distribution upon the outstanding shares of Stock, whether in cash, property, stock, or other securities and whether or not a regular cash dividend (other than securities for which adjustment is made pursuant to Section 2 hereof); (b) to offer for subscription or sale pro rata to all of the holders of the outstanding shares of Stock any additional shares of any other class or series of the Company’s stock (other than pursuant to contractual rights); (c) to effect any reclassification, reorganization or recapitalization of the shares of Stock; or (d) to effect an Acquisition or to liquidate, dissolve or wind up; then, in connection with each such event, the Company shall give Holder: (1) at least 10 days prior written notice of the date on which a record will be taken for such dividend, distribution, or subscription rights (and specifying the date on
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which the holders of shares of Stock will be entitled thereto) or for determining rights to vote, if any, in respect of the matters referred to in (a) and (b) above; and (2) in the case of the matters referred to in (c) and (d) above at least 10 days prior written notice of the date when the same will take place (and specifying the date on which the holders of shares of Stock will be entitled to exchange their shares for the securities or other property deliverable upon the occurrence of such event).
3.3.Certain Information. Upon request of Holder at any time when the Company is either not current with its reporting requirements or subject to the reporting requirements under the Securities and Exchange Act of 1934, as amended, the Company shall promptly deliver to such Holder the information set forth in Appendix 3, provided however, that the rights set forth in this Section 3.3 shall not be transferable in connection with any transfer of this Warrant to a direct competitor of the Company.
SECTION 4.REPRESENTATIONS, WARRANTIES OF THE HOLDER.
4.1.Representations and Warranties. The Holder represents and warrants to and covenants and agrees with the Company as follows:
(a)Purchase for Own Account. This Warrant and the securities to be acquired upon exercise of this Warrant by Holder will be acquired for investment for Holder’s account, not as a nominee or agent, and not with a view to the public resale or distribution within the meaning of the Act. Holder also represents that Holder has not been formed for the specific purpose of acquiring this Warrant or the shares of Stock.
(b)Disclosure of Information. Holder is aware of the Company’s business affairs and financial condition and has received or has had full access to all the information it considers necessary or appropriate to make an informed investment decision with respect to the acquisition of this Warrant and its underlying securities. Holder further has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the offering of this Warrant and its underlying securities and to obtain additional information (to the extent the Company possessed such information or could acquire it without unreasonable effort or expense) necessary to verify any information furnished to Holder or to which Holder has access.
(c)Investment Experience. Holder understands that the acquisition of this Warrant and its underlying securities involves substantial risk. Holder has experience as an investor in securities of companies in the development stage and acknowledges that Holder can bear the economic risk of such Holder’s investment in this Warrant and its underlying securities and has such knowledge and experience in financial or business matters that Holder is capable of evaluating the merits and risks of its investment in this Warrant and its underlying securities and/or has a preexisting personal or business relationship with the Company and certain of its officers, directors or controlling persons of a nature and duration that enables Holder to be aware of the character, business acumen and financial circumstances of such persons.
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(d)Accredited Investor Status. Holder is an “accredited investor” within the meaning of Regulation D promulgated under the Act.
(e)The Act. Holder understands that the sale and issuance of this Warrant and the shares of Stock issuable upon exercise or conversion hereof have not been registered under the Act in reliance upon a specific exemption therefrom, which exemption depends upon, among other things, the bona fide nature of the Holder’s investment intent as expressed herein. Holder understands that this Warrant and the shares of Stock issuable upon exercise or conversion hereof must be held indefinitely unless subsequently registered under the Act and qualified under applicable state securities laws, or unless exemption from such registration and qualification are otherwise available. Holder is aware of the provisions of Rule 144 promulgated under the Act.
(f)Independent Tax Advice. Holder has reviewed with its own tax advisors the U.S. federal, state and local and non-U.S. tax consequences of this investment and the transactions contemplated by this Warrant and the Credit Agreement. With respect to such tax consequences, Holder relies solely on any such advisors and not on any advice from the Company or any of its agents, written or oral. Holder understands that it (and not the Company) shall be responsible for its own tax liability that may arise as a result of this investment.
4.2.No Stockholder Rights. Without limiting any provision in this Warrant, Holder agrees that it will not have any rights as a stockholder of the Company until the exercise of this Warrant.
4.3.No “Bad Actor” Disqualification. Neither (i) the Holder, (ii) any of its directors, executive officers, other officers that may serve as a director or officer of any company in which it invests, general partners or managing members, nor (iii) any beneficial owner of any of the Company’s voting equity securities (in accordance with Rule 506(d) of the Securities Act) held by the Holder is subject to any of the “bad actor” disqualifications described in Rule 506(d)(1)(i) through (viii) under the Securities Act, except as set forth in Rule 506(d)(2)(ii) or (iii) or (d)(3) under the Securities Act and disclosed, reasonably in advance of the acceptance of this Warrant, in writing in reasonable detail to the Company.
SECTION 5.DEFINITIONS.
5.1.Defined Terms. The following capitalized terms shall have the meanings provided:
(a)Acquisition means any transaction or series of related transactions involving (i) any consolidation or merger or other corporate reorganization of the Company or the issuance or transfer of the Company’s voting securities where either (A) the Company is not the surviving entity (other than a merger, consolidation or corporate reorganization effected exclusively to change the Company’s domicile or type of entity), or (B) the stockholders of the Company immediately prior to such transaction or series of related transactions do not hold at least 50% of the voting securities immediately after such
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transaction or series of related transactions or (ii) the sale, lease, exclusive license, or other disposition of all or substantially all of the assets of the Company or the Co-Borrower (other than, in the case of the Co-Borrower, to another wholly-owned subsidiary of the Company).
(b)Act means the Securities Act of 1933, as amended.
(c)Charter means the Company’s certificate of incorporation as filed in its jurisdiction of organization, as may be amended or amended and restated from time to time.
(d)Class B Common Stock means the Company’s Class B Common Stock, par value $0.001 per share, or such securities into which the Company’s Class B Common Stock are exchanged or converted.
(e)Common Stock means any class of the Company’s equity securities designated in the Charter as common stock, such as Class A Common Stock or Class B Common Stock.
(f)Credit Agreement means that certain Amended and Restated Loan and Security Agreement by and between Holder, Company and the other parties thereto dated as of the August 8, 2023, as such agreement may be amended, restated, supplemented, amended and restated or otherwise modified from time to time.
(g)Exercise Price means, as of the date this Warrant is exercised or converted, $0.01, adjusted for stock splits and combinations.
(h)Expiration Date means August 19, 2028.
(i)Holder shall have the meaning provided in the first paragraph of this Warrant, as may be modified by Section 7.4 of this Warrant.
(j)Holder Entities shall have the meaning provided in Section 7.13 of this Warrant.
(k)Initial Fair Market Value means $7.82.
(l)Issuance Date shall have the meaning provided in the first paragraph of this Warrant.
(m)Marketable Securities means securities meeting all of the following requirements: (i) the issuer thereof is then subject to the reporting requirements of Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and is then current in its filing of all required reports and other information under the Act and the Exchange Act; (ii) the class and series of shares or other applicable Equity Interests of the issuer that would be received by Holder in connection with the applicable Acquisition were Holder to exercise this Warrant on or prior to the closing thereof is then traded in a Trading Market, (iii) the average daily market value of such securities traded in the Trading Market for the preceding 30 Trading Day period exceeds $3 million and (iv)
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following the closing of such Acquisition, Holder would not be restricted from publicly re-selling all of the issuer’s shares and/or other securities or applicable Equity Interests that would be received by Holder in such Acquisition were Holder to exercise or convert this Warrant in full on or prior to the closing of such Acquisition, except to the extent that any such restriction arises solely under federal or state securities laws, rules or regulations.
(n)Principal Market means the primary U.S. national securities exchange on which the Stock is then listed, or, if the Stock is not then listed on such an exchange, on the primary other market (if any) on which the Stock is then traded.
(o)Standard Settlement Period means the standard settlement period, expressed in a number of Trading Days, on the Principal Market with respect to the Stock as in effect on any date of exercise of this Warrant.
(p)Stock means Class B Common Stock (or other security issuable upon the exercise hereof).
(q)Stock Equivalents means any securities of the Company or the Subsidiaries which would entitle the holder thereof to acquire at any time shares of Stock, including, without limitation, any debt, common or preferred equity, right, option, warrant or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, shares of Stock.
(r)Subsidiary shall have the meaning provided in the Credit Agreement.
(s)Trading Day means any day on which the Stock is traded on the Principal Market (or, with respect to any other security, on which such security is traded on a Trading Market), provided that “Trading Day” shall not include any day on which the Stock (or such applicable security) is scheduled to trade on such exchange or market for less than 4.5 hours or any day that the Stock (or such applicable security) is suspended from trading during the final hour of trading on such exchange or market (or if such exchange or market does not designate in advance the closing time of trading on such exchange or market, then during the hour ending at 4:00:00 p.m., New York time) unless such day is otherwise designated as a Trading Day in writing by Holder and agreed to by the Company.
(t)Trading Market means a nationally recognized securities exchange, inter-dealer quotation system or over the counter market.
(u)Trading Price means, for any security as of any date, as applicable (1) the VWAP of such security on the Principal Market on such date, (2) if VWAP is not available, the last closing trade price for such security on the Principal Market, as reported by Bloomberg, or, if the Principal Market begins to operate on an extended hours basis and does not designate the closing trade price, then the last trade price of such security prior to 4:00:00 p.m., New York time, as reported by Bloomberg, or, if the Principal Market is not the principal securities exchange or trading market for such security, the last trade
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price of such security on the principal securities exchange or trading market where such security is listed or traded as reported by Bloomberg, or (3) if the foregoing do not apply, the last trade price of such security in the over-the-counter market on the electronic bulletin board for such security as reported by Bloomberg, or (4) if no last trade price is reported for such security by Bloomberg, the average of the ask prices of any market makers for such security as reported in the “pink sheets” by Pink Sheets LLC. If the Trading Price cannot be calculated for a security on a particular date on any of the foregoing bases, the Trading Price of such security on such date shall be the fair market value as determined by the Board of Directors of the Company in its good faith judgment based on relevant facts and circumstances at the time of such determination in a commercially reasonable manner. All such determinations to be appropriately adjusted for any stock dividend, stock split, stock combination or other similar transaction during the applicable calculation period.
(v)VWAP means, for any security as of any date, the per share volume-weighted average price as displayed under the heading “Bloomberg VWAP” on the applicable Bloomberg page for the Stock, in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session on such trading day (or if such volume-weighted average price is unavailable, the market value of one share of the Stock on such trading day reasonably determined, using a volume-weighted average method, by a nationally recognized independent investment banking firm retained for this purpose by the Company). The “VWAP” will be determined without regard to after-hours trading or any other trading outside of the regular trading session trading hours.
(w)Warrant shall have the meaning provided in the first paragraph of this agreement.
(x)Warrant Number means ________, adjusted for stock splits and combinations.
SECTION 6.REGISTRATION REQUIREMENTS
6.1.Registration Rights. On Holder’s written demand made at any time prior to the date four months after the Issuance Date, the Company shall (a) file a registration statement for the resale of the Class B Common Stock underlying this Warrant so that Holder may resell such Class B Common Stock without restrictions or limitations imposed by Rule 144 of the Act, and (b) use its best efforts to have such registration statement declared effective within 60 days after request for registration is made (the “Registration Deadline”). Failure of such registration statement to be declared effective by the Registration Deadline shall be a material default under this Warrant, but by way of clarification and without limitation, is not an Event of Default or breach under the Credit Agreement. No failure or breach by the Company under this Section 6.1 gives rise to any damages, termination or acceleration rights under the Credit Agreement. Provided that the Class B Common Stock underlying this Warrant can be sold pursuant to Rule 144 of the Act or another available exemption under the Act, in either case without restrictions or limitations, the Company shall have no obligation to maintain any registration statement for the
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resale of the Class B Common Stock underlying this Warrant at any time starting six months after the Issuance Date.
SECTION 7.MISCELLANEOUS.
7.1.Term. This Warrant is exercisable, in whole or in part, as to that number of shares of Stock equal to the Warrant Number at any time and from time to time on or before midnight Pacific time on the Expiration Date.
7.2.Legends. The shares of Stock (and the securities issuable, directly or indirectly, upon conversion of Stock, if any) shall be imprinted with a legend in substantially the following form:
THE SALE AND ISSUANCE OF SHARES ISSUABLE HEREUNDER HAVE NOT BEEN REGISTERED UNDER THE ACT, OR THE SECURITIES LAWS OF ANY STATE AND, MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER SAID ACT AND APPLICABLE STATE SECURITIES LAW OR, IN THE OPINION OF LEGAL COUNSEL IN FORM AND SUBSTANCE REASONABLY SATISFACTORY TO THE ISSUER OF THESE SECURITIES, SUCH OFFER, SALE OR TRANSFER, PLEDGE OR HYPOTHECATION IS EXEMPT FROM REGISTRATION. NO OPINION OF COUNSEL SHALL BE REQUIRED IF THE TRANSFER IS TO AN AFFILIATE OF HOLDER, PROVIDED THAT ANY SUCH TRANSFEREE IS AN “ACCREDITED INVESTOR” AS DEFINED IN REGULATION D PROMULGATED UNDER THE ACT.
Such legend shall be removed and the Company shall, or shall instruct its transfer agent to, issue a certificate without such legend or any other legend to the holder of such shares (i) if such shares are sold or transferred pursuant to an effective registration statement under the Act covering the resale of such shares by the holder thereof, (ii) if such shares are sold or transferred pursuant to Rule 144 under the Act, (iii) if such shares are eligible for resale without any restrictions under Rule 144 under the Act, or (iv) upon the request of such holder if such request is accompanied (at such holder’s expense) by a written opinion of counsel reasonably satisfactory to the Company that registration is not required under the Act or any applicable state securities laws for the resale of the shares of Stock purchased upon exercise of this Warrant. The removal of such restrictive legend from any certificates representing the shares of Stock purchased upon exercise of this Warrant is predicated upon the Company’s reliance that the holder of such shares would sell, transfer, assign, pledge, hypothecate or otherwise dispose of such shares pursuant to either the registration requirements of the Act, including any applicable prospectus delivery requirements, or an exemption therefrom, and that if such shares are sold pursuant to a registration statement, they will be sold in compliance with the plan of distribution set forth therein.
7.3.Compliance with Securities Laws on Transfer. This Warrant and the shares of Stock issuable upon exercise of this Warrant (and the securities issuable, directly or indirectly, upon conversion of Stock, if any) may not be transferred or assigned in whole or in part without
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compliance with applicable federal and state securities laws by the transferor and the transferee (including, without limitation, the delivery of a legal opinion reasonably satisfactory to the Company, as reasonably requested by the Company). The Company shall not require Holder to provide an opinion of counsel if the transferee is an Affiliate of Holder, provided that any such transferee is an “accredited investor” as defined in Regulation D promulgated under the Act. Additionally, the Company shall also not require an opinion of counsel if there is no material question as to the availability of Rule 144 promulgated under the Act or another exemption under applicable securities laws.
7.4.Transfer Procedure. Subject to the provisions of Section 7.3 and upon providing the Company with written notice in substantially the form as provided in Appendix 2 hereto and countersigned by the proposed transferee, Holder and any subsequent Holder may transfer all or part of this Warrant or the shares of Stock issuable upon exercise of this Warrant (or the securities issuable directly or indirectly, upon conversion of Stock, if any) to any transferee so long as such transferee agrees to be bound by the terms and conditions of this Warrant, provided, however, in connection with any such transfer, any subsequent Holder will give the Company notice of the portion of the Warrant being transferred with the name, address and taxpayer identification number, if any, of the transferee and Holder will surrender this Warrant (if an original of this Warrant was delivered to Holder) to the Company for reissuance to the transferee(s) (and Holder if applicable).
7.5.Waiver. This Warrant and any term hereof may be changed, waived, discharged or terminated only by an instrument in writing signed by the party against which enforcement of such change, waiver, discharge or termination is sought.
7.6.Attorney’s Fees. In the event of any dispute between the parties concerning the terms and provisions of this Warrant, the party prevailing in such dispute shall be entitled to collect from the other party all costs incurred in such dispute, including reasonable attorneys’ fees.
7.7.Automatic Conversion upon Expiration. In the event that, upon the Expiration Date, the Fair Market Value of one share of Stock (or other security issuable upon the exercise hereof) as determined in accordance with Section 1.3 above is greater than the Exercise Price in effect on such date, then this Warrant shall automatically be deemed on and as of such date to be converted pursuant to Section 1.2 above as to all shares of Stock (or such other securities) for which it shall not previously have been exercised or converted that may be acquired hereunder, and the Company shall promptly deliver a certificate representing the shares of Stock (or such other securities) issued upon such conversion to Holder in accordance with Section 1.4.
7.8.Counterparts. This Warrant may be executed in counterparts and by facsimile (e.g., PDF), all of which together shall constitute one and the same agreement.
7.9.Choice Of Law, Venue. Jury Trial Waiver.
(a) Governing Law. THIS WARRANT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK; provided, however, that nothing in this Warrant shall be deemed to operate to
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preclude Holder from bringing suit or taking other legal action in any other jurisdiction in connection with the Credit Agreement. The Company irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in the Borough of Manhattan in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Warrant, or for recognition or enforcement of any judgment, and the Company irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. The Company agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. The Company irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Warrant in any New York State or Federal court. The Company irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court. The Company irrevocably consents to service of process in accordance with, Section 7.14 of this Warrant and that service so made shall be deemed completed upon the earlier to occur of the Company’s actual receipt thereof or three (3) Business Days after deposit in the U.S. mails, proper postage prepaid. Nothing in this Warrant will affect the right of any party to this Warrant to serve process in any other manner permitted by law.
(b)Waiver of Jury Trial. TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE COMPANY AND HOLDER EACH WAIVE THEIR RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON THIS WARRANT OR ANY CONTEMPLATED TRANSACTION, INCLUDING CONTRACT, TORT, BREACH OF DUTY AND ALL OTHER CLAIMS. THIS WAIVER IS A MATERIAL INDUCEMENT FOR BOTH PARTIES TO ENTER INTO THIS AGREEMENT. EACH PARTY HAS REVIEWED THIS WAIVER WITH ITS COUNSEL.
7.10.Time of Essence. Time is of the essence for the performance of all obligations in this Warrant.
7.11.Severability of Provisions. Each provision of this Warrant is severable from every other provision in determining the enforceability of any provision.
7.12.Amendments in Writing; Waiver; Integration. No purported amendment or modification of this Warrant, or waiver, discharge or termination of any obligation under this Warrant, shall be enforceable or admissible unless, and only to the extent, expressly set forth in a writing signed by the party against which enforcement or admission is sought. Without limiting the generality of the foregoing, no oral promise or statement, nor any action, inaction, delay, failure to require performance or course of conduct shall operate as, or evidence, an amendment, supplement or waiver or have any other effect on this Warrant. Any waiver granted shall be limited to the specific circumstance expressly described in it, and shall not apply to any
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subsequent or other circumstance, whether similar or dissimilar, or give rise to, or evidence, any obligation or commitment to grant any further waiver. This Warrant represents the entire agreement about this subject matter and supersedes prior negotiations or agreements, including any commitment letter or term sheet and modifications thereto, whether or not formally signed. All prior agreements, understandings, representations, warranties, and negotiations between the parties about the subject matter of this Warrant merge into this Warrant.
7.13.Confidentiality. In handling any confidential information provided pursuant to this Warrant, Holder shall exercise the same degree of care that it exercises for its own proprietary information, and shall not use such information other than to monitor or value such its investment in the Company or disclose such information, provided that disclosure of such information may be made: (a) to Holder’s Subsidiaries or Affiliates (such Subsidiaries and Affiliates, together with Holder, collectively, “Holder Entities”); (b) to prospective transferees or purchasers of any interest in the Warrant or Credit Extensions (provided, however, that any prospective transferee or purchaser shall have entered into an agreement containing provisions substantially the same as those in this Section 7.13); (c) as required by law, regulation, subpoena, or other order; (d) to Holder Entities’ regulators or as otherwise required in connection with Holder Entities’ examination or audit; (e) as Holder considers appropriate in exercising remedies under this Warrant; and (f) to Holder Entities’ third-party service providers so long as such service providers have executed a confidentiality agreement with one or more of the Holder Entities with terms no less restrictive than those contained herein. Confidential information does not include information that is either: (i) in the public domain or in any Holder Entity’s possession when disclosed to Holder, or becomes part of the public domain after disclosure to Holder (in each case, through no fault of any of the Holder Entities); or (ii) disclosed to any Holder Entity by a third party if such Holder Entity does not know that the third party is prohibited from disclosing the information.
7.14.Notices. Notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail, sent by fax or email, as follows:
if to the Company, to it at 802 East 1050 South, American Fork, UT 84003, Attention: Alexis Coll, Chief Legal Officer (email: [***]), with a copy (which shall not constitute notice) to Wilson, Sonsini Goodrich & Rosati, 701 Fifth Avenue, Suite 5100, Seattle, WA 98104, Attention: Patrick J. Schultheis (email: [***]);
if to Holder, to it at _________________________;
All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt if delivered by hand or overnight courier service or sent by fax or email, or on the date 5 Business Days after dispatch by certified or registered mail if mailed, in each case delivered, sent or mailed (properly addressed) to such party as provided in this Section 7.14 or in accordance with the latest unrevoked direction from such party given in accordance with this Section 7.14.
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7.15.Tax Matters. The issuance of this Warrant, and any and all payments in respect of this Warrant, shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law requires the deduction or withholding of any Tax in connection with the issuance of this Warrant, or from any payment in respect of this Warrant, then the Company shall make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant governmental authority in accordance with applicable law and the sum payable by the Company shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings for Taxes applicable to additional sums payable hereunder) the Holder receives an amount equal to the sum it would have received had no such deduction or withholding for Taxes been made. The Company shall indemnify the Holder, within 10 days after demand therefor, for the full amount of any Taxes (including Taxes imposed or asserted on or attributable to amounts payable under this hereunder) imposed with respect to the issuance of this Warrant or in respect of payments in respect of this Warrant that are payable or paid by Holder or required to be withheld or deducted from a payment to Holder and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant governmental authority. A certificate as to the amount of such payment or liability delivered to Company by Holder shall be conclusive absent manifest error.
7.16.No Third Party Beneficiaries. No Person other than a party to this Warrant shall have any rights under this Warrant.
7.17.Electronic Execution of Documents. The words “execution,” “signed,” “signature” and words of like import in any Loan Document shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity and enforceability as a manually executed signature or the use of a paper-based recordkeeping systems, as the case may be, to the extent and as provided for in any applicable law, including, without limitation, any state law based on the Uniform Electronic Transactions Act.
7.18.     Captions. The headings used in this Agreement are for convenience only and shall not affect the interpretation of this Agreement.
7.19.     Construction of Agreement. The parties mutually acknowledge that they and their attorneys have participated in the preparation and negotiation of this Agreement. In cases of uncertainty this Agreement shall be construed without regard to which of the parties caused the uncertainty to exist.

[Remainder of page left blank intentionally]
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IN WITNESS WHEREOF, the parties have caused this Warrant to be executed and delivered as of the Issuance Date.

“COMPANY”

Domo, Inc. _______________________________ Name: Title:

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“HOLDER”

__________________________________

By: ________________________________
Name: _____________________________
Title: _______________________________
Address:

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Appendix 1
NOTICE OF EXERCISE
1. Holder elects to exercise the Warrant to Purchase Stock dated ________________ and initially issued to _______________ (the “Warrant”) to purchase   ________ shares of Class B Common Stock of Domo, Inc. pursuant to Section 1.1 of the Warrant, and tenders payment of the purchase price of the shares in full. The undersigned represents and warrants that the aforesaid shares of capital stock are being acquired in compliance with applicable federal and state securities law.
[or]
1. Holder elects to exercise the Warrant dated ________________ and initially issued to _______________ (the “Warrant”), to purchase ______________ Class B Common Stock of Domo, Inc. pursuant to Section 1.2 of the Warrant, and tenders _______ shares of Stock available under the Warrant as payment in full.
[Strike paragraph that does not apply.]
2. Capitalized terms used but not defined herein shall have the meaning provided in the Warrant.
3.    Please issue a certificate or certificates representing the shares of Stock in the name specified below:

Holder’s Name

(Address)

HOLDER:

By:

Name:

Title:

(Date):
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Appendix 2
NOTICE OF TRANSFER
(To be signed only upon transfer of Warrant)
FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto _______________________________________________ the right represented by the attached Warrant to purchase Stock of _________________ (the “Company”) to which the attached Warrant relates, and appoints __________________________ as attorney in fact to transfer such right on the books of the Company, with full power of substitution in the premises.

Dated: ____________________

(Signature must conform in all respects to name of Holder as specified on the face of the Warrant)
Address:

Acknowledgement and Acceptance:
The undersigned transferee of the Warrant hereby accepts the transfer of the Warrant and agrees to be bound by the Warrant as if it were the original Holder thereof.

[insert name of transferee]

________________________________
Name:
Title:
Tax Payer Identification Number:
Address:

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Appendix 3

INFORMATION RIGHTS
The Company will furnish electronically to Holder:
As soon as practicable after the end of each fiscal year of the Company, and in any event within one hundred twenty (120) days after the end of each fiscal year of the Company, a consolidated balance sheet of the Company and its subsidiaries as of the end of such fiscal year, and consolidated statements of income and cash flows of the Company and its subsidiaries for such fiscal year, each prepared in accordance with U.S. generally accepted accounting principles consistently applied and certified by independent public accountants of nationally recognized standing selected by the Company.
As soon as practicable after the end of each of the first, second, third and fourth quarterly accounting periods in each fiscal year of the Company, and in any event within forty-five (45) days after the end of each of the first, second, third and fourth quarterly accounting periods in each fiscal year of the Company, an unaudited consolidated balance sheet of the Company and its subsidiaries, as of the end of each such quarterly period, and unaudited consolidated statements of income and cash flows of the Company and its subsidiaries, for such period, prepared in accordance with U.S. generally accepted accounting principles consistently applied, subject to changes resulting from normal year-end audit adjustments.

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